PROSPECTUS

                                2,270,000 SHARES

                          BRADLEY PHARMACEUTICALS, INC.

                                  COMMON STOCK




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     Berlex  Laboratories,  Inc. and Stern,  Stewart & Co., Inc. will sell their shares from time to time with this prospectus. See "Selling Shareholders" and "Plan of Distribution."


     Our common stock is quoted on the Nasdaq Stock Market(TM) under the symbol "BPRX." On July 28, 1999, the closing price for the common stock was $1.125 as reported by Nasdaq. An investment in the shares is speculative and only those purchasers who can afford to lose their entire investment should purchase shares.


     See " Risk Factors" beginning on page 5 for factors to be considered in connection with purchasing shares.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is July 29, 1999.

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                                TABLE OF CONTENTS

                                                                       Page
  Prospectus Summary                                                     3
  Risk Factors                                                           5
  Recent Financing Transaction                                          12
  Where You Can Find
  More Information                                                      13
  Incorporation of Certain
  Information by Reference                                              13
  Use of Proceeds                                                       14
  Selling Shareholders                                                  14
  Plan of Distribution                                                  15
  Indemnification                                                       16
  Legal Matters                                                         17
  Experts                                                               17





         We have not authorized dealers, salespersons or other persons to give any information or to make any representation not contained in this prospectus. If any such information is given or any such representation made, you may not rely on such information or representation as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the shares to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. The information contained in this prospectus may not be correct as of any date subsequent to the date of this prospectus.



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                               PROSPECTUS SUMMARY

                             Bradley Pharmaceuticals


         The following summary contains basic information about Bradley Pharmaceuticals, Inc. and its subsidiaries, and this offering. It may not contain all the information that may be important to you. You should read this entire prospectus, the documents incorporated by reference, including the financial data and related notes, and the documents to which we have referred you before making an investment decision.

         We market over-the-counter and prescription pharmaceutical and health-related products. Our product line currently includes dermatological brands, which our wholly-owned subsidiary, Doak Dermatologics, Inc., markets, and nutritional, respiratory, personal hygiene and internal medicine brands, which our Kenwood Therapeutics division markets. Independent contractors manufacture and supply all of our product lines under our quality control standards and markets those lines primarily to wholesalers. The wholesalers, in turn, distribute our products to retail outlets and healthcare institutions throughout the United States and to distributors in selected international markets.

         Our growth strategy has been to acquire of established products from major pharmaceutical organizations that we believe require intensified marketing and promotional attention. We believe that there are significant growth opportunities in this market niche due to the divestiture by major pharmaceutical companies of certain established product lines that have become less profitable in relation to their other products. As a result, we have acquired, and intend to continue to acquire, rights to manufacture and market pharmaceutical and health related products which are effective and for which a demonstrated market exists, but which the owner does not actively promote. We generally acquire products where the surrounding competitive environment does not necessarily include major pharmaceutical companies.

         Our ability to make further product acquisitions will depend, among other things, on the availability of appropriate acquisition opportunities, our ability to obtain appropriate financing and our ability to consummate acquisitions on favorable terms. We cannot assure you that we will be able to consummate in a timely way attractive acquisitions on favorable terms. Therefore, we have focused and will continue to focus on developing and extending our existing product lines.

         Our most significant acquisition to date was in December 1993, when we purchased the Deconamine(R) cold/flu/allergy product line from Berlex, a subsidiary of Schering AG. In satisfaction of all outstanding obligations then owed to Berlex in 1997 (of approximately $2,500,000), and in consideration of Berlex's release of its lien covering our accounts receivable, we:



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            paid to Berlex $1,150,000 in cash, plus accrued interest;

                  issued to Berlex 450,000 shares of our Class A common stock in addition to the 1,000,000 shares previously issued to Berlex; and

                  agreed to issue Berlex, when permissible in accordance with applicable state corporate law, warrants entitling Berlex to purchase, up to an additional 750,000 shares of Class A common stock at an exercise price of $1.25 per share. These warrants are subject to anti-dilution provisions and expire two years after issuance, subject to possible extension.

         We were incorporated in New Jersey in January 1985 and subsequently reincorporated in Delaware in July 1998. Our principal executive offices are located at 383 Route 46 West, Fairfield, New Jersey 07004, telephone number
(973) 882-1505.






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                                  RISK FACTORS


         Before you invest in the shares you should be aware that the value of the shares in the secondary market is subject to various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase the shares.




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Failure to maintain  Deconamine(R)  as a  significant  portion of revenue  could adversely affect our profitability.

         For the fiscal years ended December 31, 1997 and 1998, sales of our Deconamine(R) product line accounted for approximately 45% and 37%, respectively, of our net sales. Thus, we depend on our ability to market and sell the Deconamine(R) product line. The concentration of our net sales in a single product line makes us particularly dependent on that line. If demand for the Deconamine(R) product line decreases and we fail to replace those sales, our revenues and profitability would decrease.

If our Deconamine(R) line is converted to over-the-counter status, we may not have the resources to compete.

         The United States Food and Drug Administration regulates all over-the-counter cough and cold products pursuant to monographs which specify permissible active ingredients, labeling and indications. FDA regulations also establish when specific drug products, such as the Deconamine(R) line of products, change from prescription to non-prescription or over-the-counter status. These monographs apply to our Deconamine(R) product line, which currently has prescription status. Once the FDA issues a final monograph with respect to a product, the product historically can remain as a prescription product for up to one additional year. We anticipate that the FDA will issue final monographs for our Deconamine(R) product line, thereby converting it to over-the-counter status, at some time in the future. We intend to continue to market and distribute our Deconamine(R) line of products as prescription products for as long as we may lawfully continue to do so. We are exploring our marketing and distribution strategy relating to the Deconamine(R) product line after the FDA issues final monographs covering these products. We cannot currently predict how our operations and financial condition will be affected, or whether we will have resources sufficient to aggressively market the Deconamine(R) line of products, if and when the FDA converts this product line to over-the-counter status.

We may not be able to afford the FDA filing necessary for the continued marketing of Deconamine(R).

         We must file an Abbreviated New Drug Application with the FDA for our Deconamine(R) SR product to comply with the regulation that all controlled release products, like Deconamine(R) SR, be the subject of an ANDA. The cost of this ANDA is approximately $900,000. We entered into an agreement with Phoenix International to perform the clinical studies required for the issuance of the ANDA. As of the date of this prospectus, we have paid approximately $350,000 with respect to this project. We deferred this project until regulatory and competitive circumstances warrant completion and submission to the FDA. Completion of this research and development project is subject, however, to our either generating sufficient cash flow from operations to fund the same or obtaining requisite financing from outside sources, of which there can be no assurance. Therefore, we cannot at this time reasonably anticipate the timing of the expenditure of funds for these purposes. If we are unable to further develop or file the necessary ANDA for Deconamine(R) SR , we would not be able to market that product.

Since we rely on independent manufacturers for our products, any regulatory or production problems could adversely affect our product supply.

         We do not own or operate any manufacturing or production facilities. Rather, independent companies manufacture and supply all of our products. Many of these companies also manufacture and supply products for some of our competitors. We do not generally have any licensing or other supply agreements with manufacturers or suppliers for our products and currently depend upon a limited number of potential suppliers. Any of these suppliers could terminate their relationship with us at any time. From time to time we have experienced delays in shipments from some of our vendors. Although we believe we can obtain replacement manufacturing arrangements, the absence of such agreements with our present suppliers may, in certain instances, adversely effect our sales and marketing efforts. To date, we have not had problems or delays in locating alternative manufacturers and suppliers. Further, the FDA must authorize all of our pharmaceutical suppliers, which must manufacture our products in authorized facilities pursuant to federally regulated current good manufacturing practices. In the event of problems complying with CGMPs or difficulties with our present manufacturers or suppliers, we would experience delays in obtaining products which would reduce our sales and profitability.

Failure to comply to FDA and foreign regulations could restrict our ability to conduct our business.

         There are extensive federal and state regulations that apply to all pharmaceutical companies, including us. We cannot predict the extent to which future legislative and other regulatory developments concerning our products may affect us. In the United States, the FDA regulates the drug products we sell, as do other federal and state agencies. The FDA regulates all aspects of the testing, manufacture, safety, labeling, storage, record keeping, advertising and promotion of all drugs, including the monitoring of compliance with CGMP's. Non-compliance with applicable requirements can result in fines and other sanctions, including the initiation of product seizures, injunction actions and criminal prosecutions based on practices that violate statutory requirements. In addition, administrative remedies can involve voluntary recall of products, as well as the withdrawal of approval of products in accordance with due process procedures. There are similar regulations in most foreign countries in which our products are distributed or sold. Any restriction or prohibition of our sales of products could reduce our sales and profitability.


Price controls set by the U.S. and foreign governments could adversely affect our profit margins.

         U.S. Federal and state governments continue to seek means to reduce costs of Medicare and Medicaid programs, including placement of restrictions on reimbursement for, or access to, certain drug products. The Omnibus Budget Reconciliation Act of 1990 made major changes in the Medicaid program. As a result, we entered into a Medicaid Rebate Agreement with the U.S. Government. Pursuant to the Rebate Agreement, in order for federal reimbursement to be available for prescription drugs under state Medicaid plans, we must pay certain statutorily prescribed rebates on Medicaid purchases. In most other developed markets in which we market and sell our products, governments exert controls over pharmaceutical prices either directly or indirectly or by controlling admission to, or levels for, reimbursement by government health programs. The nature of such controls and their effect on the pharmaceutical industry varies greatly from country to country. The statutes and regulations that govern our business and activities may change, and current political and public interest in pharmaceutical products may lead to changes in federal and state law that may affect us and our business. We cannot anticipate what effect, if any, such legislation may have on our operations.

Since we rely on a few wholesalers for the majority of our sales, any further consolidation among wholesalers could adversely affect our pricing.

         The pharmaceutical distribution industry has recently experienced a significant consolidation among wholesalers and chain stores. As a consequence, there are fewer channels for wholesale and retail pharmaceutical distribution than were historically available. Thus, we depend on fewer distributors for our products and we are less able to negotiate price terms with distributors. While we believe that this consolidation among distributors will ultimately reduce our distribution costs, our inability to aggressively negotiate price terms with them, over the long term, could inhibit our efforts to achieve targeted profit margins or sales levels. Notwithstanding our ability to by-pass the wholesale distribution network by distributing our products to end-users directly, we cannot assure you that the continued or future consolidation among pharmaceutical distributors will not materially adversely affect our ability to compete effectively.

We may not be able to implement our business strategy because of government regulations, lack of financing, inability to acquire profitable products, or inability to retain key management.

         Our principal strategy is to continue to expand our business by acquiring businesses and new products, as well as product line extensions, and increased marketing and distribution activities. We seek products that we believe can be profitable under our management and which are not subject to adverse FDA rulings. There are several factors which could limit or restrict our ability to implement this strategy:

          We would not purchase any products that are found to be subject to adverse FDA rulings;

          We may not have the financing to acquire an available product, in part because LaSalle Business Credit, Inc. has a security interest on all of our assets;

          We may not be able to achieve our targeted profit margins with certain products available for acquisition;

          We may  not  be  able  to  attract  and  retain  additional  qualified
     personnel  to  expand  our   marketing  and   distribution   activities  to
     accommodate additional products;

          We may not successfully integrate any newly acquired product into our operation.

         We cannot guarantee that sales of newly acquired products will be profitable or that we will achieve anticipated sales levels for such products. Moreover, while we anticipate making future acquisitions in accordance with our strategic plan, we cannot assure you that we will consummate any future acquisitions or that we will be able to achieve the same rates of return and historical sales levels of any acquired product. In addition, expansion of our marketing and distribution activities will require us to attract and retain additional qualified personnel. Although, to date, we have attracted and retained qualified personnel, we cannot assure you that we will be able to continue to recruit or retain personnel of the requisite caliber or in adequate numbers to enable us to implement our business strategy. Moreover, we cannot assure you that we will be able to successfully integrate any newly acquired product or business into our operations. The failure to do so could have a material adverse effect on the growth of our sales and profitability, and on our operations.

         To implement our expansion strategy, we will need to finance new product acquisitions from the new acquisition loan from LaSalle, existing working capital, positive cash flow from operations and new borrowings. While we are not currently prohibited from other borrowings of money, our loan agreement with LaSalle restricts our ability to grant liens upon, and security interests in, our assets. LaSalle's security interest could adversely affect our ability to secure new asset-based borrowings if necessary. Accordingly, we cannot assure you that we will be able to borrow, on commercially reasonable terms or otherwise, any additional funds necessary to finance further acquisitions or support operations.

Competing products and technologies may make some or all of our products non-competitive or obsolete.

         The business of distributing pharmaceutical and health related products is highly competitive. We compete primarily against established pharmaceutical and consumer product companies which currently market products that are equivalent or functionally similar to those we market. We focus our marketing efforts on products for which the major competition are products sold by companies that are not major pharmaceutical firms. We compete based on targeted marketing and promotional programs, lower prices and better service. We cannot assure you that we will be successful in this regard. Moreover, we cannot assure you that major pharmaceutical companies will not develop and market new and innovative products competitive with any of our products. Further, since most of our products are not protected by patents, our competitors could manufacture and distribute products similar in composition and intended use. Most of our competitors possess substantially greater financial, technical and other resources than we do.

If we become subject to a product liability claim, we may not have adequate insurance coverage.

         Pharmaceutical and health related products, such as those we market, may carry certain health risks. Consequently, consumers may bring product liability claims against us. We maintain a product liability insurance policy providing direct coverage in the aggregate amount of $3,000,000 and our manufacturers' policies also insure us. Our present insurance may not be adequate in the event of an adverse judgment against us. If insurance does not fully fund any product liability claim, or if we are unable to recover damages from the manufacturer of a product that may have caused such injury, we must pay such claims from our own funds. Any such payment could have a material adverse affect on our financial condition. In addition, we cannot assure you that we will be able to maintain our liability insurance in effect in the future at reasonable premium rates, if at all.

We are subject to chargebacks and rebates when our products are re-sold to governmental agencies and managed care buying groups which may reduce our future profit margins.

         Chargebacks and rebates are the difference between the prices at which we sell our products to wholesalers and the sales price the end-users ultimately pay, such as governmental agencies and managed care buying groups, pursuant to fixed price contracts. We record an estimate of the amount either to be charged back to us or rebated to the end-users at the time of sale to the wholesaler. Over recent years, the pharmaceutical industry in general has accepted the managed care system of chargebacks and rebates. Managed care organizations increasingly began using these chargebacks and rebates as a method to reduce overall costs in drug procurement. Levels of chargebacks and rebates have increased momentum and caused a greater need for more sophisticated tracking and data gathering to confirm sales at contract prices to end-users with respect to related sales to wholesalers. We have implemented new procedures, systems and policies which we believe more closely monitor the managed care and government sales areas of our business. We record an accrual for chargebacks and rebates based upon factors including current contract prices, historical chargeback rates and actual chargebacks claimed. The amount of actual chargebacks claimed could, however, be either higher than the amounts we accrue and if so would reduce our profit margins.

Our officers and directors control our business and can authorize certain corporate transactions without the concurrence of our other stockholders.

         Our executive officers and directors beneficially own 1,654,178 shares of common stock and 407,821 shares of Class B common stock. The Class B common stock has five votes per share except for the election of directors. Provided there are at least 325,000 shares of Class B common stock issued and outstanding, the holders of the Class B common stock, voting as a separate class, have the right to elect a majority of our board of directors. Accordingly, our executive officers and directors currently have the ability, and we anticipate that they will continue to have the ability, to elect a majority of directors and thereby otherwise authorize certain corporate transactions without concurrence of our other stockholders.

Loss of our Chairman and CEO could adversely affect how we operate.

     Our President, Chief Executive Officer and Chairman, Daniel Glassman, manages our day-to-day operations. Mr. Glassman does not currently have an employment agreement with us. The loss of Mr. Glassman's services would adversely affect how we operate our business.

The exercise of outstanding warrants and options or the issuance of additional shares could adversely affect the market price of our stock.

     We currently have outstanding a substantial number of options and warrants to purchase shares of our common stock. In addition, the holders of shares of Class B common stock have the unilateral right, exercisable at any time, to convert their shares of Class B common stock into shares of Class A common stock. If the holders of all outstanding warrants and options exercised them and the holders of all shares of Class B common stock convert them into shares of common stock, we would have approximately an additional 2,560,000 shares of Class A common stock issued and outstanding. The sale, or availability for sale, of such substantial amounts of additional shares of Class A common stock in the public marketplace could adversely affect the prevailing market price of our securities and otherwise impair our ability to raise additional capital through the sale of equity securities.

Because we will most likely not pay dividends, you will only profit from your investment if stock price appreciates.

     Our credit facility with LaSalle currently prohibits us from paying any cash dividends at any time while amounts remain outstanding under the LaSalle credit facility. Moreover, and without giving effect to the LaSalle credit facility, we currently do not intend to declare or pay cash dividends in the foreseeable future. We expect to retain any earnings to finance and to invest in our business.

Failure to successfully address the Year 2000 issue could adversely affect our business.

     Many computer systems process dates based on two digits for the year of transaction and may be unable to process dates in the year 2000 and beyond. There are many risks associated with the year 2000 compliance issue, including but not limited to the possible failure of our systems and hardware with embedded applications. Any such failure could result in our inability to source inventory;

          the malfunctioning of our service processes,

          our inability to receive orders, properly bill and collect payments from out customers; and

          errors or omissions in accounting and financial data, any of which could have a material adverse effect on our results of operations and financial condition.

In addition, we cannot guarantee that other companies, including our vendors, utilities and customers, will convert their systems in a timely manner, or that another company's failure to convert or a conversion that is incompatible with our systems, would not have a material adverse effect on us. We have not yet developed any contingency plans.

Since our charter includes issuing preferred stock and super-voting rights held by the Chairman & CEO, it is unlikely we can be acquired by anyone without the consent of our Board of Directors, even if it is in your interest.

         Our charter authorizes us to issue up to 2,000,000 shares of preferred stock with such designations, rights and preferences as the board of directors may determine from time to time. This authority empowers the board of directors, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. The issuance of such preferred stock could, under certain circumstances, discourage, delay or prevent a change of control. To date, we have not issued any shares of preferred stock. In addition, we are and will continue to be, subject to the anti-takeover provisions of the Delaware General Corporation Law, which could delay or prevent a change of control.

         Our charter also provides that at all times while there are at least 325,000 shares of Class B common stock issued and outstanding, the holders of the Class B common stock have the right, voting as a separate class, to elect a majority of our Board of Directors. As of the date of this Prospectus, 431,552 shares of Class B common stock are issued and outstanding, and Daniel Glassman, our President, Chief Executive Officer and Chairman of the Board beneficially owns 316,736 of those shares. As such, Mr. Glassman effectively controls us and the existence of these shares of Class B common stock could prevent a change of control.

Our stock price has fluctuated considerably and may depreciate in value.

         Stock prices of emerging growth pharmaceutical and micro-cap companies such as ours fluctuate significantly. A variety of factors that could cause the price of our common stock to fluctuate, perhaps substantially, include:

          announcements of developments related to our business;

          quarterly fluctuations in our actual or anticipated operating results;

          general conditions in the pharmaceutical and health care industries;

          new products or product enhancements by us or our competitors;

          developments in patents or other intellectual property rights and litigation; and

          developments in our relationships with our customers and suppliers.

In addition, in recent years there have been extreme fluctuations in the stock market in general and the market for shares for small capitalization and emerging growth pharmaceutical companies in particular. These fluctuations were sometimes unrelated to the operating performance of the affected companies. Any such fluctuations in the future could adversely affect the market price of our common stock. We cannot assure that the market price of our common stock will not decline.

         This prospectus includes forward-looking statements. All statements other than statements of historical facts included in this prospectus, including certain statements under the "Prospectus Summary", may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ from our expectations are disclosed above. These risks and uncertainties include those relating to regulatory action, capital requirements and competing products. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                          RECENT FINANCING TRANSACTION

         On April 7, 1999, we entered into a loan agreement with LaSalle that is comprised of a $5 million revolving asset-based credit facility and a $2.5 million acquisition note for future product acquisitions. To close this new loan agreement with LaSalle, we paid in full the outstanding loan balance and early termination penalties to The CIT Group/Credit Finance, Inc. of approximately $1.6 million using a portion of the availability from the new revolving credit facility. Advances under this new revolving credit facility are calculated pursuant to a formula which is based on our then "eligible" accounts receivable and inventory levels. Advances under the $2.5 million acquisition note are subject to having a potential acquisition and LaSalle's final approval. This new loan agreement has an initial term of three years, requires an annual facility fee, and is subject to an unused credit line percentage fee. Interest accrues on amounts outstanding under this new loan agreement at the rate equal to the prime rate of interest, from time to time, announced by LaSalle National Bank plus 1% for the revolving credit facility and plus 2% for the amount outstanding for the acquisition note. We collateralized our obligations under this new loan by granting to LaSalle a security interest in all of our inventory, accounts receivable, intangible assets and other assets.

WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, and we therefore file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 500 West Madison Street, Chicago, Illinois 60601 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Our common stock is quoted on Nasdaq, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. Such material may also be accessed electronically by means of the Securities and Exchange Commission's home page on the Internet (http://www.sec.gov).

         We filed with the Commission a registration statement on Form S-3 with respect to the shares being offered hereby. You may obtain copies of the registration statement from the Commission at the addresses in the previous paragraph. This prospectus does not contain all of the information set forth in the registration statement and its exhibits. We refer you to the registration statement for further information about us and the shares. While we believe this prospectus provides the material information regarding the contracts and documents described herein, the statements contained in this prospectus as to the contents of any contract or any other documents are not necessarily complete and, in each such instance, you should refer to the copy of such contract or document filed as an exhibit to the registration statement.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents we filed with the Commission pursuant to the Exchange Act (File No. 0-18881) are hereby incorporated by reference in this prospectus, except as otherwise superseded or modified by this prospectus:

         The Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1998, Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999 and Form 8-K filed April 16, 1999.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus.

         Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, to constitute a part of this prospectus.

         We will furnish without charge to each person, including any beneficial owner to whom this prospectus is delivered, upon his written or oral request, a copy of any or all of the documents referred to above which have been incorporated into this prospectus by reference (other than exhibits to such documents). You should direct requests for such copies to:

                          BRADLEY PHARMACEUTICALS, INC.
                                383 Route 46 West
                           Fairfield, New Jersey 07004
                Attention: Daniel Glassman, Chairman of the Board
                                 (973) 883-1505


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares by Berlex and Stern Stewart.

                              SELLING SHAREHOLDERS

         The shares are being registered pursuant to registration rights obligations we have to Berlex and Stern Stewart. Other than the shares offered hereby, neither Berlex nor Stern Stewart holds more than one percent (1%) of our common stock nor have they or their principals ever held any position or office with us. The shares listed for Berlex include 750,000 shares issuable upon the exercise of warrants for $1.25 per share. All of Stern Stewart's shares are issuable upon the exercise of warrants for $3.12 per share. Berlex and Stern Stewart have advised us that they intend to sell the shares at unspecified times on a delayed or continuous basis depending upon, among other things, favorable market conditions.

         The following table sets forth certain information with respect to the beneficial ownership of the shares by Berlex and Stern Stewart:



                                   Beneficial                                              Beneficial
                                   Ownership                    Number of                  Ownership
                                  of Shares of                  Shares of                 of Shares of
   Name of Selling                Common Stock                 Common Stock               Common Stock
     Shareholder                Prior to Offering              to be Offered              After Offering
   ---------------              -----------------              --------------             --------------


Berlex Laboratories, Inc.         2,200,000                     2,200,000                    0

Stern, Stewart & Co., Inc.           70,000                        70,000                    0






                              PLAN OF DISTRIBUTION


           Berlex and Stern Stewart have advised us that there are presently no underwriting arrangements with respect to the sale of the shares; however, such arrangements may exist in the future. Berlex and Stern Stewart, or their pledges, donees transfers or other successors in interest, may choose to sell all or a portion of the shares from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or at negotiated prices.

           The shares may also be sold by one or more of the following methods, without limitation:

               block trades in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

               purchases by a broker or dealer as principal and resale by such broker and dealer for its account pursuant to this prospectus;

               ordinary brokerage transactions, which may include long or short sales, and transactions in which the broker solicits purchases;

               "at the market" to or through market makers and into an existing market for the shares;

               in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

               through transactions in options, swaps or other derivatives, including transactions with broker-dealers or other financial institutions that require the delivery by such broker-dealers or institutions of the shares, which shares may be resold thereafter pursuant to this prospectus; or

               any combination of the foregoing, or by any other legally available means.

           In effecting sales, brokers or dealers engaged by Berlex or Stern Stewart may arrange for other brokers or dealers to participate. Berlex and Stern Stewart may pay commissions or grant discounts to such brokers and dealers in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

           Notwithstanding the foregoing, we entered into an agreement with Berlex pursuant to which Berlex agreed that prior to it offering for sale, transfer or assignment any of the shares in a private sale under certain conditions, Berlex shall provide us with the opportunity to purchase the shares at the sales price. We may exercise such opportunity by making a cash payment to Berlex within five business days from our receipt of notice from Berlex, provided that we must, at Berlex' request, provide prior to such payment evidence reasonably satisfactory to Berlex that:

               the purchase of the shares by us will not constitute a purchase in violation of applicable corporate or other applicable law; and

               there will not occur certain events of insolvency or bankruptcy within 91 days after the date of such payment .

           In the event Berlex makes such a request, such five business day period shall be extended by such time as is reasonably required for us to comply with (1) and (2) above, up to two additional business days. If we fail to pay for the shares within such time, Berlex may sell the shares during the next 30 days, in the case of an agreed upon sale, or 90 days in the case of an open market sale, free of our right to purchase the shares; provided however, that Berlex must sell the shares, in an open market sale, on Nasdaq or on a national securities exchange and in the event of an agreed upon sale, at the price not less than the offer price. In the event Berlex does not sell the shares within such 30 or 90 day period, the above-described rights continue to apply to any proposed private sale by Berlex of the shares.

           For purposes hereof, the sales price means:

               in the case of an open market sale, the price per share which is equal to the average of the bid and asked price published in the Wall Street Journal on the business day before notice is sent by Berlex to us, or if there is no bid and asked price on such business day, on the most recent day on which a bid and asked price had been published in the Wall Street Journal; or

               in the case of an agreed upon sale, the price per share at which Berlex proposes to sell the shares.

                                 INDEMNIFICATION

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the Commission's opinion is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a director, officer or controlling person asserts a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) in connection with the shares, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.


                                  LEGAL MATTERS

           Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, Woodbridge, New Jersey, has passed upon the legality of the Shares offered by this prospectus.

                                     EXPERTS

           The consolidated financial statements as of December 31, 1998 and for the year then ended incorporated in this prospectus by reference to the Annual Report on Form 10-KSB/A have been audited by Grant Thornton, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein in reliance upon such report given upon the authority of said firms as experts in auditing and accounting.

                        2,270,000 Shares of Common Stock



                                     BRADLEY
                              PHARMACEUTICALS, INC.







                                   PROSPECTUS











                                  JULY 29, 1999


     Until August 23, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.